Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES
PLANNED RETIREMENT OF PAUL D. COOMBS
FROM ITS BOARD OF DIRECTORS

THE WOODLANDS, Texas, January 7, 2021 — TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE: TTI) announced today that Paul D. Coombs has informed the Board of Directors of his intent to retire from TETRA’s board following completion of the 2021 Annual Meeting of TETRA Stockholders. The Board of Directors expressed its congratulations to Mr. Coombs for his career, and gratitude for his contributions to the success of TETRA. In connection with Mr. Coombs’ retirement, the board expects to reduce its size from eight to seven members as a cost reduction measure appropriate in the current environment.

Mr. Coombs joined TETRA in 1982 and held several positions of increasing responsibility during his tenure, including Executive Vice President of Strategic Initiatives, Chief Operating Officer, and Senior Vice President of Oil and Gas. His intimate knowledge of the Company’s operations, combined with his industry relationships, were instrumental in the growth and success of TETRA from its earliest beginnings. He was appointed to the TETRA Board of Directors in 1994.  Mr. Coombs retired as an executive officer in 2007 and has continued to serve TETRA as an active and engaged board member.

“The TETRA board and I deeply appreciate Paul’s long record of accomplishments, and we thank him for the commitment, leadership, and many contributions over his 39 years with TETRA,” said Chairman of the Board William D. Sullivan. “As an executive officer Paul led and shaped many important initiatives at TETRA, and as a board member he provided valuable insight from operational, strategic, and customer relationship perspectives. We wish him the best in his retirement.”

“I would like to thank TETRA and its employees for their hard work and dedication,” Mr. Coombs said. “I appreciate the many close friendships that have developed during my time at TETRA.”

Company Overview

TETRA Technologies, Inc., is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, and compression services and equipment. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ: CCLP), a master limited partnership. The capital structures, including long-term debts, of TETRA and CSI Compressco LP are distinct and separate with no cross-default provisions, no cross-collateralization provisions, and no cross-guarantees.

Investor Contact

Elijio Serrano, CFO
TETRA Technologies, Inc.
The Woodlands, Texas
TEL: 281-367-1983
www.tetratec.com